EXHIBIT 99

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9760

Contact: Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

BRINK’S COMPLETES SALE OF U.K.- BASED DOMESTIC CASH

HANDLING OPERATIONS

Company’s Global Services Unit Will Continue to Serve U.K. Market

RICHMOND, Va., August 6, 2007 — Brink’s, Incorporated, a subsidiary of The Brink’s Company (NYSE:BCO), today announced the completion of the sale of its United Kingdom subsidiary’s domestic cash handling operations to Loomis UK Limited, a subsidiary of Securitas AB. Terms of the sale were not disclosed. Brink’s will continue to operate in the United Kingdom through its Global Services unit, which will continue to operate its own fleet of armored trucks, vaults and other facilities as a part of the global Brink’s network. Brink’s will also continue to operate in Northern Ireland.

The Brink’s Company incurred a previously disclosed pretax impairment charge of $7.5 million (13 cents per share after taxes) related to the divested operations. The charge was recorded against second-quarter earnings, and the company does not expect to incur significant additional charges related to the sale.

In 2005 and 2006, the divested operations generated annual revenues of approximately $50 million per year while incurring operating losses of approximately $9 million per year. Brink’s employed approximately 350 people at the divested operations.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a global leader in security-related services that operates two businesses: Brink’s, Incorporated and Brink’s Home Security. Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services. Brink’s Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

This document contains forward-looking information regarding the sale of certain Brink’s operations in the United Kingdom and its anticipated impact as well as future Brink’s operations. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information. This forward-looking information is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated. These risks, uncertainties and contingencies, many of which are beyond the control of the Company, include but are not limited to, future market conditions in the United Kingdom and Northern Ireland, liabilities arising from contractual indemnification provisions, and other factors. Additional risks, uncertainties and contingencies are discussed by the Company in its filings with the United States Securities & Exchange Commission, including its most recent Form 10-K and Form 10-Q. All forward-looking information should be evaluated in the context of these risks, uncertainties and contingencies.

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